Exhibit 10.2

EXTERRAN HOLDINGS, INC.

AWARD NOTICE AND AGREEMENT
PERFORMANCE UNITS

Exterran Holdings, Inc. (the “Company”), has granted to you (the “Participant”), a Performance Award (your “Award”) under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (as amended, the “Plan”).  All capitalized terms not explicitly defined in this Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the same meaning ascribed to them in the Plan.

The main terms of your Award are as follows:

1.             Award.  You have been granted target units, the payout of which is based on the attainment of certain performance objectives (the “Performance Units”), as described herein.  The Award is stated at target, however, the actual units (or the cash equivalent thereof) earned and paid under your Award may be more or less.

2.             Grant Date.  The Grant Date of this Award is the date of approval by the Board or a committee of the Board.

3.             Vesting.  Your Award will be paid (as provided in Section 5 below) at 0% to 150% of the Performance Units based on the achievement of the pre-determined performance objective(s) (the “Performance Measures”) over the Performance Period, except as provided in Section 4 of this Notice.  The Performance Units are the number of units (or the cash equivalent thereof) that would be earned and paid if the Performance Measures are met at the target level.

Your Award is subject to a vesting schedule.  Over a three-year period, one-third of your Earned Units (as defined below) will automatically vest on or about each Grant Date anniversary (each a “Vest Date”); however, except as set forth in Sections 4 and 5 below, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for that portion of the Earned Units to vest.

Exhibit A hereto provides (a) the Performance Period for your Award, (b) an explanation of the Performance Measures and (c) the percentage of the Award that will be earned, if any, based on the achievement of the Performance Measures (subject to the vesting requirements set forth in this Notice).

4.             Termination of Employment.  If your employment with the Company or an Affiliate terminates for any reason, other than due to your death or Disability or as provided in Section 6 below, the unvested portion of your Award will be automatically cancelled and forfeited on the date of such termination unless the Committee directs otherwise.  (For purposes of your Award, a transfer of employment between the Company and an Affiliate or between Affiliates is not a termination of employment, provided there is no break in your employment.)

If your employment with the Company or an Affiliate terminates as a result of your death or Disability, then your Award will immediately vest and be payable as of the date of your termination of employment; provided, however, that if your date of termination is during the Performance Period, then your Award shall be paid at 100% of the Performance Units.

5.             Determination of Earned Shares, Settlement and Payment.  As soon as administratively practicable following the conclusion of the Performance Period, the Committee shall determine the level of performance achieved with respect to the Performance Measures at the conclusion of the Performance Period (the “Achievement Percentage”).  The amount payable under your Award (the “Earned Units”) shall be equal to the product of the number of Performance Units multiplied by the Achievement Percentage or, in the event of your termination due to your death or Disability during the Performance Period, 100% of the Performance Units.

Upon each Vest Date, you will be entitled to a lump sum cash payment equal to the Fair Market Value as of the Vest Date of the number of Earned Units that vested on that date.

Unless the Award vests by reason of your termination due to your death, Disability or as provided in Section 6 below, settlement or payment of the vested portion of your Award shall be made to you as soon as administratively practicable after each Vest Date, but in no event later than the 60th day following the Vest Date.  If your Award vests prior to a Vest Date by reason of your termination of employment due to your death or Disability or on or after the date a Corporate Change is consummated (as provided in Section 6 below), then settlement or payment of the vested Award shall be made to you (or your estate in the event of your death) as soon as administratively practicable after your termination date, but in no event later than the 60th day following your termination date (which will be the Vest Date of the Award in case of vesting due to death, Disability or termination on or after the date a Corporate Change is consummated as provided in Section 6 below).

Except as provided below, this Award is not intended to be subject to Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent.  If due to another written agreement between the Company and you this Award is subject to Section 409A, then if you are a “specified employee” within the meaning of Section 409A as of your termination date (which is a “separation from service” under Section 409A) and your Award is paid due to your termination, then (unless otherwise provided in such agreement) your Award will not be paid until the earliest of (i) the Vest Date that it would otherwise be paid under this Award Notice had your employment not terminated prior to such date, (ii) the first business day that occurs following the expiration of six months after your termination date or (iii) your date of death.

6.             Corporate Change.  In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.

If a Corporate Change is consummated prior to the end of the Performance Period and you are employed by the Company or an Affiliate as of such consummation date, then (a) the Committee, in its discretion, shall determine in good faith the Achievement Percentage based on performance during the portion of the Performance Period commencing on the first day of the Performance Period and ending on the date the Corporate Change is consummated or (b) if the Committee determines, in its discretion, that no such determination can reasonably be made, then the Achievement Percentage shall be deemed to be 100% (and your Earned Units will be determined based upon such Achievement Percentage).

If a Corporate Change is consummated prior to the final Vest Date of your Award, then:

(a)           the portion of your Award that would have vested on the Vest Date immediately following the date the Corporate Change is consummated will automatically vest as of the date the Corporate Change is consummated; and

(b)           the remaining unvested portion of your Award, if any, will continue to be subject to the original vesting schedule and Vest Dates;

provided, however, that if your employment with the Company or an Affiliate is terminated on or after the date a Corporate Change is consummated (i) by the Company without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of such termination date will automatically vest in full and all restrictions applicable to your Award will cease as of the date of your termination of employment.  If your employment is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your termination.

For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)            A reduction of 10% or more of your base salary;

(ii)           Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(iii)          The willful failure by the Company to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company and you, that Good Reason does not exist with respect to a matter unless you give the Company a notice of termination due to such matter within 20 days of the date such matter first exists.  If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter.  The Company will have 30 days from the date of your notice of termination to cure the matter.  If the Company cures the matter, your notice of termination shall be deemed rescinded.  If the Company fails to cure the matter timely, your employment shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

7.             Unitholder Rights.  The grant of the Performance Units under your Award shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing an unfunded and unsecured right.

8.             Non-Transferability. Before you are vested in your Award, you cannot sell, transfer, pledge, exchange or otherwise dispose of your Award (except by will or the laws of descent and distribution).

9.             No Right to Continued Employment.  Nothing in this Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.

10.          Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

11.          Withholding.  Your Award is subject to applicable income tax, social insurance, or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient amount of cash otherwise issuable or payable to you under this Award in order to satisfy any such withholding obligations.  If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

12.          Plan Governs.  This Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 15.  In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.

13.          Modifications.  The Company may make any change to this Award Notice that is not adverse to your rights under the Award Notice or the Plan.

14.          Non-Solicitation/Confidentiality Agreement.  The greatest assets of the Company and its Affiliates (“Exterran” in this Section 14) are its employees, directors, customers, and confidential information.  In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 14, the terms of which you accept and agree to by accepting the Award.

a.            In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”).  Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.  You agree, during your employment and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.

b.            You agree that whenever your employment with Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computer and computer-related equipment and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipments and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required.

c.             In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and related services or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran.

d.            You agree that (i) the terms of this Section 14 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 14 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 14 is not illusory; (iii) the restrictions of this Section 14 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 14, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 14.

e.             You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement.  You agree that if any covenant contained in this Section 14 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.

f.             In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 14, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.  You agree that the period during which the covenants contained in this Section 14 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 14.

g.             You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.

h.            You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

i.              Notwithstanding any other provision of this Award, the provisions of this Section 14 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.  Any action or proceeding seeking to enforce any provision of this Section 14 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

15.          Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com.  You may also contact UBS at 713.654.4713.

16.          Participant Acceptance.  If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.”  To decline the Award, select “Decline.”  Please note that if you decline the Award or do not accept the Award within 180 days of the Grant Date, the Award will be forfeited.